Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Separation Agreement”) between CECO Environmental Corp. (the “Company”) and Dennis Sadlowski (“you” and similar words) sets forth certain terms of your separation from the Company, including certain terms required under the Executive Employment Agreement, dated June 10, 2017, between the Company and you (the “Employment Agreement”) or otherwise, in order for you to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1.Status of Employment

You agree that you will terminate from your position as Chief Executive Officer of the Company effective July 5, 2020 (the “Separation Date”).  You also agree that, as of the Separation Date, you will resign from all other positions (including any directorships) you hold with, and as an employee of, the Company and the Company’s subsidiaries and affiliates, as applicable, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.  You agree that the terminations described in this Paragraph 1 shall be treated as set forth in Paragraph 2 of this Separation Agreement.

2.Severance Benefits

Within 30 days after the Separation Date, the Company will pay to you a lump sum in cash representing your Accrued Obligations (as defined in the Employment Agreement), which will consist of the following, all subject to applicable tax withholding:

•	your Annual Base Salary (as defined in the Employment Agreement) through the Separation Date, to the extent not theretofore paid;
•	your business expenses that are reimbursable pursuant to Section 2(b)(v) of the Employment Agreement but have not been reimbursed by the Company as of the Separation Date; and
•	any vacation pay accrued by you to the extent not theretofore paid.

In consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 52 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), and letting the Release become effective as set forth in the Release, (I) for purposes of your Employment Agreement and this Separation Agreement, your separation from the Company will be deemed a termination of your employment without Cause (as defined in the Employment Agreement), and (II) you will receive the payments and benefits as specified on

Exhibit B attached hereto, all subject to applicable tax withholding (the “Severance Benefits”).

The Accrued Obligations and the Severance Benefits will be in full satisfaction of any amounts due under the Employment Agreement, the CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan (the “Equity Plan”), and other compensation arrangements of the Company.  You acknowledge and agree that the Severance Benefits do not constitute a benefit to which you would otherwise be entitled as a result of your employment with the Company, that the Severance Benefits would not be due unless you sign the Release, and that the Severance Benefits constitute fair and adequate consideration for your promises and covenants set forth in this Separation Agreement and the Release.

3.Consulting

To assist the Company with the transition of your responsibilities and duties as an independent advisor to the Company’s Chief Executive Officer and the Company’s management team, during the period from July 6, 2020 through December 31, 2020 (the “Consulting Period”), you will provide consultation to the Company on a non-exclusive basis as a consultant on such matters related to the Company, its business, operations, customer relations and industry associations, and industries it serves, as the Company’s Chief Executive Officer or his designee may reasonably request (“Consulting Services”), subject to the following terms and conditions:

•	Regarding the Consulting Services, you will report directly and be accountable directly to the Company’s Chief Executive Officer;
•

During the Consulting Period, you agree to provide Consulting Services to the Company up to eight hours per week as may be reasonably agreed between the Company’s Chief Executive Officer (or his designee) and you.  However, your obligations during the Consulting Period as set forth in this Paragraph 3 shall not require you to report to work or otherwise be physically present at the Company on a regular basis, nor to work any definite hours, and all scheduling shall take into account your personal and family plans so as not to interfere unreasonably with those plans;

•

During the Consulting Period, you will at all times be and remain an independent contractor and will not be covered as or be recognized as an employee under any benefit plans of the Company.  You shall be free to exercise your own judgment as to the manner and method of providing the Consulting Services to the Company, subject to applicable laws and requirements reasonably imposed by the Company; and

•

In consideration of your performance of the Consulting Services, and contingent upon you signing and not revoking the Release (as described in Paragraph 2), the Company will pay to you a fee in cash at the rate of $48,917 per month (the “Consulting Fee”), which Consulting Fee will be paid in a lump sum as soon as practicable after January 1, 2021 (but in no event later than March 15, 2021).

Notwithstanding the foregoing, the Consulting Period and the Consulting Services will terminate automatically upon your death or disability.

The Company shall reimburse you for all reasonable and documented expenses incurred by you at the request of the Company in the performance of the Consulting Services under this Separation Agreement.  You shall not be obligated to make any advance to or for the account of the Company, nor shall you be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided.  Notwithstanding the foregoing, all significant expenses to be incurred by you in connection with the Consulting Services shall require the prior written (including e-mail) approval of the Chief Executive Officer of the Company.  If any reimbursements or in-kind benefits provided by the Company pursuant to this Separation Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to your lifetime and the lifetime of your eligible dependents; (b) the amount eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) your right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

4.Restrictive Covenants

By signing this Separation Agreement, you reaffirm that you will continue to abide by the applicable covenants set forth in Section 8 of the Employment Agreement, and the Company reaffirms that it will continue to abide by the applicable non-disparagement covenants set forth in Section 8(k) of the Employment Agreement, which in each case expressly survive the termination of your employment without Cause.  Notwithstanding anything in this Separation Agreement or the Employment Agreement to the contrary, nothing in this Separation Agreement or the Employment Agreement prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

5.Limitations

Nothing in this Separation Agreement, the Employment Agreement or the Release shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement, the Employment Agreement or the Release could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

6.Other Acknowledgements

No Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.  By executing this Separation Agreement you represent that, as of the date you sign this Separation Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company or any of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives (the “Released Parties”).  You acknowledge and agree that you have in a timely manner received or waived all applicable notices required under the Employment Agreement in connection with the termination of your employment with the Company.  The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s certificate of incorporation, by-laws, or other corporate governing law or instruments.

7.Certain Claims

The Company’s obligation to make the payments and provide the benefits provided for in this Separation Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against you (but the Company represents and warrants that it has no actual knowledge of any matter that would give rise to a set-off, counterclaim, recoupment, or defense, or constitute a claim, right, or action against you as of your Separation Date) to the extent such set-off or other action does not violate Section 409A of the Internal Revenue Code of 1986, as amended.  You will be entitled to recover actual damages if the Company breaches this

Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement.  Failure by either party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

8.No Re-Employment

You understand that your employment with the Company terminates on the Separation Date.  Except for your performance of the Consulting Services during the Consulting Period, you agree that you will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider you for any future employment or assignment.

9.Review of Separation Agreement

This Separation Agreement is important.  You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.  If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated.  The payments and benefits specified in this Separation Agreement are contingent on your signing this Separation Agreement and the Release no earlier than the Separation Date and no later than 52 calendar days following the Separation Date, and not revoking the Release.

10.Return of Property

Except as otherwise provided in Exhibit B, you affirm that you have, or will have within a reasonable time after the date of this Separation Agreement, returned to the Company, including in reasonable working order, all Company Property, as described more fully below.  “Company Property” includes company-owned computers, tablets, mobile phones, motor vehicles, equipment, supplies and documents.  Such documents may include but are not limited to customer information, supplier information, product information, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium.  You further agree that you will not retain any copies or duplicates of any such Company Property.

11.Future Cooperation

You agree that you shall respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business.  You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future.  Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company.  To the extent that, following the Consulting Period, responding to such information requests and/or cooperation (other than with respect to matters, litigation, claims, or actions that arise out of purported acts or omissions by you) requires more than a customarily reasonable amount of time investment by you, the Company will pay you a reasonable per diem or hourly rate that is reasonably agreed to in good faith by you and the Company (which agreement will not be unreasonably withheld).  The Company further agrees to pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.

12.Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Accrued Obligations and the Severance Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement, the Accrued Obligations or the Severance Benefits.

13.Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Released Parties, the Company or any past, present or future parents, subsidiaries or affiliates of the Company (collectively, the “CECO Companies”).  This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.  This Separation Agreement and the Release contains the entire agreement between the Company, other CECO Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Employment Agreement remain in full force and effect.  The Accrued Obligations and the Severance Benefits are in full satisfaction of any severance benefits under the Employment Agreement, the Equity Plan, and of any other compensation arrangements between you and the Company or the CECO Companies. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you.  Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Texas, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.  The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

DENNIS SADLOWSKI

/s/ Dennis Sadlowski______________________

Date: 7/5/20_____________________________

CECO ENVIRONMENTAL CORP.

By: /s/ Jason DeZwirek

Name:  Jason DeZwirek

Title:  Chairman of the Board of Directors

Date: 7/5/20_____________________________

Exhibit A

Release

This Release is between CECO Environmental Corp. the “Company”) and Dennis Sadlowski (“you” and similar words), in consideration of the benefits provided to you and to be received by you from or on behalf of the Company as described in the Separation and Consulting Agreement between the Company and you dated as of the applicable date referenced therein (the “Separation Agreement”).  Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.

By signing this Release, you and the Company hereby agree as follows:

1.Waiver and Release

You, on behalf of yourself and anyone claiming through you, including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil

Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, the Texas Commission on Human Right/Texas Employment Discrimination Law, as amended, the Texas Labor Code, the Texas Health and Safety Code, the Texas Disability Discrimination Law, as amended, the Texas Minimum Wage Act, or the Texas Wage Payment Law (the “Release”).

2.Scope of Release

Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Separation Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent you have any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance or (c) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits.

You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company with, communicate with, or participate in any investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any comparable state or local agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others.  Notwithstanding the foregoing, you will not give up your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and The Sarbanes-Oxley Act of 2002.

By executing this Release you represent that, as of the date you sign this Release, no claims, lawsuits, grievances, or charges have been filed by you or on your behalf against the Company Released Parties.

3.Review of Release

In compliance with the requirements of the OWBPA, you acknowledge by your signature below that, with respect to the rights and claims under the ADEA that are waived and released by this Release, including claims relating to employment discrimination based upon age, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by you; (d) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (e) the Release does not cover rights or claims that may arise after you sign this Release; (f) you will receive valuable consideration in exchange for the Release other than amounts you would otherwise be entitled to receive; (g) you have been given a period of 52 days in which to consider and execute this Release (although you may elect not to use the full 52-day period at your option); (h) you may revoke the Release during the seven-day period following the date on which you sign this Release, and the Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company c/o Matt Eckl, Chief Financial Officer, CECO Environmental Corp., 14651 North Dallas Parkway, Dallas, Texas 75254 prior to the expiration of such seven-day revocation period.  If you revoke the Release within such seven-day revocation period, it shall be null and void.

4.Entire Agreement

This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement between you and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past.  You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company.  Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required, at the option of the Company, either to return the Severance Benefits (as defined in the Separation Agreement) or to execute a release that is legal and enforceable.

I agree to the terms and conditions set forth in this Release.

/s/ Dennis Sadlowski
Dennis Sadlowski

Exhibit B

Severance and Other Benefits1

1.	Severance benefits under the Employment Agreement, which severance benefits consist of the following (as further described in, and qualified by reference to, the Employment Agreement):

o	A lump sum cash amount equal in value to your Annual Base Salary ($587,000), payable on the 61st day after the Separation Date; and
o

To the extent not theretofore paid or provided, timely payment or provision of any Other Benefits (as defined in Section 5 of the Employment Agreement) in accordance with the terms of the underlying plans or agreements; and

2.	The following enhanced benefits:
o

In lieu of the benefit provided for under Section 4(a)(iii) of the Employment Agreement, a lump sum cash amount equal in value to the product obtained by multiplying (A) the 2020 Annual Bonus that you would have earned had you remained employed through the end of the 2020 calendar year and earned 50% of your target award, by (B) a fraction, the numerator of which is the total number of days that have elapsed during the 2020 calendar year through the Separation Date and the denominator of which is 365, payable at such time as the Company pays 2020 annual bonuses, if any, to senior executives of the Company (but in no event later than March 15, 2021);

o

If the total amount of your accrued and unpaid vacation pay as of the Separation Date is less than four (4) weeks of vacation pay, a payment equal to the difference between four (4) weeks of accrued vacation pay and the actual amount of accrued vacation pay paid to you as part of the Accrued Obligations, payable in a lump sum as soon as practicable after January 1, 2021 (but in no event later than March 15, 2021);

o

If you elect continuation coverage under the Company’s medical, dental and vision benefits pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), in lieu of the benefit provided for under Section 4(a)(iv) of the Employment Agreement, reimbursement of your monthly COBRA payment (provided such reimbursement does not result in any taxes or penalties for the Company), until the earlier of (A) your eligibility for any such coverage under another employer’s medical plans or (B) the date that is 18 months after the Separation Date;

o	You may permanently retain your Company laptop computer and mobile phone; provided, however, that the mobile phone number associated with your Company

[1]

Except as otherwise expressly provided, all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law.  Capitalized terms used in this Exhibit B without definitions have the meanings ascribed to such terms in the Employment Agreement.

mobile phone will be transferred back to the Company at the end of the Consulting Period; and, provided, further, that upon the expiration of the Consulting Period, you will give the Company or its designee access to such devices to erase all software licensed by the Company and confidential and other Company information therefrom; and

o	The Company will make reasonable efforts to transfer your Company executive life insurance plan to you, provided that such transfer results in no cost or liability to the Company.